                             OPTION AGREEMENT


     THIS OPTION AGREEMENT, dated as of January 24, 1994, is made by and among Rio Acquisition Corp., a Texas corporation (the "Purchaser"), Frederick G. Molsen ("Molsen") and David deN. Franklin ("Franklin") (Molsen and Franklin are each referred to herein as a "Shareholder" and, collectively, the "Shareholders").

     Simultaneously herewith, the Purchaser, Brinker International, Inc., the Purchaser's parent corporation ("Parent"), and On The Border Cafes, Inc., a Texas corporation (the "Company"), are parties to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Purchaser has agreed, subject to certain terms and conditions, to merge into the Company (the "Merger").

     At the request of and for the benefit of the Company and the other holders of shares of the Company's Common Stock, $.02 par value (the "Common Stock") and in order to induce the Purchaser to enter into the Merger Agreement and to provide reasonable assurances that the transactions contemplated by the Merger Agreement will be consummated, the Shareholders are required to grant to the Purchaser an option to purchase the shares of the Company's Common Stock owned by them, and further make certain other agreements regarding such shares, upon the terms and subject to the conditions set forth below. The grant of this Option (as defined below) is intended to help ensure the consummation of the transactions contemplated by the Merger Agreement and not to penalize the Shareholders economically with respect to the sale of their Common Stock in any respect.

     Accordingly, the parties hereto agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions of this Agreement, each of the Shareholders hereby grants to the Purchaser an irrevocable option ("Option") to purchase the number of shares of Common Stock indicated opposite such Shareholder's name on Exhibit A hereto as being owned by such Shareholder on the date hereof (all of such shares of Common Stock being herein referred to, whether with respect to a particular Shareholder or collectively with respect to all Shareholders, as the "Shares").

     2.   OPTION EXERCISE PRICE.

     (a) The price to be paid for each Share purchased pursuant to exercise of the Option from the Shareholders shall be the sum of (i) $8.78 per share of Common Stock (the "Exercise Price") plus (ii) the "Tax Indemnification Amount" (defined hereinafter). Such price shall be payable in cash (except as set forth in subsection (b) below) per share.

     (b) Each Shareholder may elect to receive the Exercise Price in the form of Parent common stock ("Parent Shares"), such election (a "Stock Election") to be made by the Shareholder within two business days of the date on which the Purchaser


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exercises the Option.  The number of Parent Shares to be issued at the Closing
(defined hereinafter), in the event of a Stock Election, shall be equal to the quotient of (i) the Exercise Price times the number of Shares to be purchased divided by (ii) the "Parent Closing Price;" such quotient to be rounded to the nearest whole number of Parent Shares. For purposes of this provision, the Parent Closing Price shall be equal to the average closing price of the Parent Shares on the New York Stock Exchange for the five trading days ending immediately preceding the date on which the Option was exercised by the Purchaser. Upon request of the Shareholder at any time after the Closing, the Parent shall, as soon as practicable, file a registration statement on Form S-3 with respect to the resale of the Parent Shares and use its reasonable best efforts to cause such registration to become effective under the Securities Act of 1933, as amended; provided, however, that the Shareholder shall be responsible for all costs and expenses associated with such registration statement. In addition, if the Parent decides to file within the two-year period commencing on the issuance date of the Parent Shares a registration statement with the Securities and Exchange Commission (other than on Form S-8 or Form S-4 or any successor forms thereto) in connection with an underwritten offering of Parent Shares, the Parent shall use its reasonable best efforts to include in such offering the Parent Shares then owned by the Shareholders upon such customary terms as the Parent shall reasonably request, including certain limitations and conditions imposed by underwriters (such as the reduction or elimination of such Parent Shares by the underwriters due to marketing constraints) and notice requirements. The Parent shall use its reasonable best efforts to cause the Parent Shares within the 30- day period after the Closing to be authorized for listing on the New York Stock Exchange to the extent permitted by applicable law and the regulations of the New York Stock Exchange.

     (c) Whether or not the Shareholder makes the Stock Election, the Purchaser shall pay to each Shareholder from whom Shares are purchased (i) an amount in cash (the "Initial Reimbursement") equal to the federal income taxes payable by such Shareholder with respect to the sale of the Shares to the Purchaser, plus
(ii) an amount in cash (the "Additional Reimbursements") sufficient to reimburse the Shareholder for the federal income taxes payable by such Shareholder with respect to the receipt of the Initial Reimbursement, the Additional Reimbursement thereon and each Additional Reimbursement on the prior Additional Reimbursement (the sum of the Initial Reimbursement and the Additional Reimbursements being referred to herein as the "Tax Indemnification Amount").
In order to verify the accuracy of the calculation of the Tax Indemnification Amount, the Purchaser shall have the right to inspect each Shareholder's proposed tax returns at least five days prior to the filing of such returns to the extent such returns give effect to the Tax Indemnification Amount. The Tax Indemnification Amount shall be paid to each Shareholder sufficiently in advance of the applicable dates on which each such tax is due and payable by such Shareholder or, if no such tax is due, within five days after the filing date of the applicable return.

     (d) In the event that both (i) the Purchaser has purchased the Shares from the Shareholders pursuant to exercise of the Option and (ii) a transaction contemplated by


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an Acquisition Proposal has been consummated by the Company such that other shareholders of the Company receive per share consideration for their shares of Common Stock, in excess of the amount payable to the Shareholders pursuant to clauses (i) and (ii) of subsection (a), then the Purchaser will pay to the Shareholders on the date of the consummation of such Acquisition Proposal transaction an amount equal to such difference, on an after-tax basis, with respect to each Share purchased pursuant to the Option.

     3. CLOSING OF PURCHASE UNDER OPTION. At the closing of the purchase of the Shares pursuant to the Option (the "Closing"), which shall be held on such date and at such time and location in the Dallas, Texas as may be specified by the Purchaser in a written notice delivered to the Shareholders not less than five business days prior to the date specified therein for such Closing, (a) the Purchaser shall pay to each of the Shareholders the Exercise Price multiplied by the number of shares of Common Stock purchased from such Shareholders or, if a Shareholder elects to receive Parent Shares pursuant to Section 2(b), a certificate registered in the name of the Shareholder for the number of Parent Shares deliverable pursuant to Section 2(b); and (b) each Shareholder shall deliver to the Purchaser the certificate or certificates evidencing the Shares purchased from such Shareholder, duly endorsed in blank for transfer, or accompanied by stock powers duly executed in blank, in each case with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange, Inc. If, on the date set for the Closing, the number of Shares delivered to the Purchaser by the Shareholders pursuant hereto is less than the total number of Shares, the Purchaser shall not be obligated to purchase any Shares, and the Purchaser shall have the option, in its sole discretion and without limiting any other rights or remedies available to it, to purchase the Shares delivered or to extend from time to time the time period for closing the purchase of the Shares or at any time thereafter to terminate the Option and its obligation under this Agreement.

     4.   EXERCISE OF OPTION.

     (a) The Option shall become effective (but may not be exercised until the conditions set forth in Section 4(c) have been satisfied) only if the Company, its directors, executive officers or the Shareholders (or any representative of either) shall (on one or several occasions) decide to enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than Purchaser, Parent, an affiliate of Parent or their authorized representatives or authorized representatives of the Company) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (each an "Acquisition Proposal") involving the Company or any of its subsidiaries. Once the Option has become effective and the conditions set forth in Section 4(c) have been satisfied, the Purchaser may exercise the Option hereunder only as to all, and not less than all, of the Shares. The manner of exercise of the Option shall be the delivery of written notice of exercise by the Purchaser to each Shareholder, which notice of exercise shall state that the Purchaser elects to exercise the Option for all of the Shares. Notice of exercise of the Option may be given at any time after the satisfaction of the conditions set forth in Section 4(c) and before the Option has expired as provided in Paragraph 4(b) hereof.

     (b) The Option shall expire, unless sooner exercised, upon the earliest to occur of (i) the consummation date of any Acquisition Proposal, (ii) the consummation date of the Merger or (iii) the close of business on December 31, 1994, subject to subsection (c)(v) below.

     (c) The Closing of the purchase of the Shares pursuant to the exercise of the Option shall be subject to the satisfaction of all of the following conditions:

         (i) Unless waived by Purchaser in its sole discretion, each of the representations and warranties of the Shareholders made in this Agreement shall be true and correct in all material respects at and as of the time of the Closing and the Shareholders shall have performed in all material respects each and every covenant of the Shareholders contained in this Agreement required to be performed by the time of the Closing.

        (ii) Unless waived by the Shareholders in their sole discretion, each of the representations of Purchaser made in this Agreement shall be true and correct in all material respects at and as of the time of the Closing and Purchaser shall have performed in all material respects each and every covenant of Purchaser contained in this Agreement required to be performed by the time of the Closing.

       (iii) No preliminary or permanent injunction, temporary restraining order or other order of any court or governmental or regulatory body preventing the sale of the Shares by the Shareholders shall be in effect.

        (iv) The Merger Agreement shall have been terminated by the Company as a result of an Acquisition Proposal.

         (v) There exists no liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, to such Shareholder as a result of such exercise (it being understood that the Closing will occur on the first date after the expiration of the six-month period commencing on the date of such purchase of the Common Stock which could be matched with the sale of the Shares resulting in Section 16(b) liability to the Shareholder).



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

     5. REPRESENTATION AND WARRANTIES OF SHAREHOLDERS. Each Shareholder, severally and not jointly with the other Shareholder, represents and warrants to the Purchaser (such representations and warranties being deemed repeated at and as of the Closing) that:

     (a) Such Shareholder is the sole record and beneficial owner of the number of Shares listed opposite such Shareholder's name on Exhibit A hereto and will be the sole record and beneficial owner of such shares of Common Stock (provided, however, that (i) such Shareholder may sell in open market transactions such "de minimis" number of Shares as is permitted under the pooling restrictions contained in the Merger Agreement after receiving the prior approval of Parent (upon consultation with its independent auditors) which such approval will not be unreasonably withheld or delayed and (ii) during the period commencing 10 days after termination of the Merger Agreement by the Company and prior to the Closing, the Shareholders may sell Common Stock in open market transactions not in excess of the volume limitations set forth in Rule 144 promulgated under the Securities Act of 1933, as amended); no person has a right to acquire or direct the disposition, or holds a proxy or other right to vote or direct the vote, of such Shares except as set forth in footnotes to Exhibit A hereto; and such Shareholder has good title to the Shares, free and clear of any agreements, restrictions, liens, adverse claims (including claims by shareholders of the Company in their own right or in a derivative action) or encumbrances whatsoever, except as set forth in the footnotes to Exhibit A hereto and except for restrictions imposed by federal and state securities laws. Other than this Agreement and the Merger Agreement and except as set forth on Exhibit A hereto, there is no option, warrant, right, call, proxy, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the sale, pledge or other transfer or disposition of any of such Shareholder's Shares, any interest therein or any rights with respect thereto, or relates to the voting, disposition, exercise, conversion or control of such Shares, or (ii) obligates such Shareholder to grant, offer or enter into any of the foregoing.

     (b) The sale by such Shareholder of such Shareholder's Shares and the delivery of the certificates representing such Shares to the Purchaser against receipt of payment therefor pursuant hereto will transfer to the Purchaser indefeasible title to such Shares, free and clear of all agreements, trust, liens, adverse claims and encumbrances whatsoever.

     (c) Such Shareholder has the full right, power, authority and legal capacity to enter into this Agreement, and this Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

     6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants (such representations and warranties being deemed repeated at and as of the Closing) that:



                                        5

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     (a)  The Purchaser has the corporate power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (b) The Purchaser has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser.

     (c) The Purchaser represents and warrants that the Option acquired hereunder, and the Shares to be acquired by the Purchaser pursuant thereto, are to be acquired by the Purchaser not with the view to, or in connection with, any distribution thereof in violation of any securities laws.

     7. ADDITIONAL COVENANTS OF SHAREHOLDERS. Each Shareholder, severally and not jointly with the other Shareholder, hereby covenants and agrees that:

     (a) During the term of this Agreement, such Shareholder shall not (i) tender any shares of the Company's capital stock pursuant to any tender or exchange offer, (ii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, or offer to do any of the foregoing, without the prior written consent of the Purchaser, (iii) grant any person a proxy or other right to vote or direct the vote of any shares of the Company's capital stock (except to the extent previously granted under the pledges of shares as set forth in the footnotes to Exhibit A), (iv) pledge any Shares to any third person except as set forth in the footnotes to Exhibit A or
(v) vote any shares of the Company's capital stock in favor of any merger, consolidation, sale of assets or stock (including new issuances thereof), reorganization, recapitalization, liquidation or winding up of the Company or any similar transaction (except for the Merger), or in favor of any amendments to the articles of incorporation or by-laws of the Company, at any meeting of the shareholders of the Company or at any adjournment thereof or in any vote taken by written consent of the shareholders of the Company; provided, however, the foregoing covenants shall not apply to certain shares of Common Stock that are not included in the Shares reflected on Exhibit A which the Shareholder has the power to vote or dispose of by reason of a fiduciary relationship.

     (b) When the Merger Agreement is submitted to the shareholders of the Company for approval, such Shareholder shall vote all shares of the Company's capital stock owned by such Shareholder in favor of the Merger Agreement, shall take all action necessary to adopt and implement the Merger Agreement, and shall not seek to assert any appraisal right.

     8. BINDING EFFECT; ASSIGNMENT. All right and authority granted herein by each Shareholder shall survive the death or incapacity of such Shareholder.
This Agreement


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shall inure to the benefit of and be binding upon the parties and their respective heirs, personal representatives, successors and permitted assigns.


     9. INJUNCTIVE RELIEF; REMEDIES CUMULATIVE. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party or parties upon the breach by any other party of such covenants and agreements, the non-breaching party or parties shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements. No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

     10. ADJUSTMENTS TO PREVENT DILUTION. In the event of a dividend or distribution in respect of the Common Stock, or any change in the Common Stock by reason of any stock dividend, split- up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such dividends and distributions, cash or otherwise, and the Shareholders shall deliver the Shares and all such dividends and distributions, or portions thereof, to the Purchaser upon Closing as set forth in Paragraph 3 hereof and the amount to be paid per share by Purchaser shall be adjusted so that the total amount to be paid by the Purchaser hereunder remains unchanged.

     11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the law of conflicts of laws thereof.

     12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement. Upon the execution hereof by Purchaser and the Shareholders (such date of execution being heretofore referred to as the "Effective Date"), this Agreement shall bind the Purchaser and each Shareholder.


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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.


                                     RIO ACQUISITION CORP.


                                     By:     /s/ Ronald A. McDougall
                                         _____________________________________
                                         President and Chief Operating Officer


                                             /s/ Frederick G. Molsen
                                     _________________________________________
                                               Frederick G. Molsen


                                             /s/ David deN. Franklin
                                     _________________________________________
                                               David deN. Franklin


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                                                                       Exhibit A

Name and Address                             Number of Shares
- ----------------                             ----------------

Frederick G. Molsen                                    550,622*
6116 N. Central, Suite 617
Dallas, Texas 75206

David deN. Franklin                                    537,894**
3878 Oak Lawn Ave., Suite 606
Dallas, Texas  75219

* 307,075 shares have been pledged to under various arrangements

** 15,000 shares have been pledged under various pledge arrangements and 383,145 shares are held in a brokerage account and may serve as collateral for loans from such broker.


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